EXHIBIT 16.1

February 22, 2006

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Ariba, Inc. and, under the date of December 6, 2005, we reported on the consolidated financial statements of Ariba, Inc. and subsidiaries as of and for the years ended September 30, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, and the effectiveness of internal control over financial reporting as of September 30, 2005. On February 17, 2006, our appointment as principal accountants was terminated. We have read Ariba, Inc.’s statements included under Item 4.01 of its Form 8-K dated February 17, 2006, and we agree with such statements, except we are not in a position to agree or disagree with (i) the information in the first paragraph of Item 4.01(a) related to the Audit Committee’s policy of periodically reviewing the selection of Ariba’s independent auditors; (ii) the information in the second paragraph of Item 4.01(a); or (iii) the information in the first and second paragraphs of Item 4.01(b).

Very truly yours,

/s/ KPMG LLP